Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued i) our report dated April 28, 2011, with respect to the consolidated financial statements of GW Holdings I LLC and ii) our report dated February 10, 2011, with respect to the balance sheet of Great White Energy Services, Inc., contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

July 14, 2011